Exhibit 10.1

Execution Version

EXCHANGE AGREEMENT

dated as of June 17, 2009

between

E*TRADE FINANCIAL CORPORATION

and

CITADEL EQUITY FUND LTD.

i

	ARTICLE V

	TERMINATION

5.1	Termination	39
5.2	Effects of Termination	40

	ARTICLE VI

	MISCELLANEOUS
6.1	Survival	40
6.2	Fees & Expenses	40
6.3	Waivers	41
6.4	Counterparts and Facsimile	41
6.5	Governing Law	41
6.6	Consent to Jurisdiction; WAIVER OF JURY TRIAL	41
6.7	Notices	42
6.8	Entire Agreement; Third Party Beneficiaries; Amendment	43
6.9	Indemnification	43
6.10	Successors and Assigns	46
6.11	Headings	46
6.12	Severability	46
6.13	Arm’s Length Transactions	46
6.14	No Presumption	46
6.15	Public Announcements	46
6.16	Specific Performance	47

Exhibit List:

Exhibit A:	Form of Amended and Restated Registration Rights Agreement
Exhibit B:	Offer Document
Exhibit C:	Amendment to the Rights Agreement
Exhibit D:	Form of Legal Opinion of Davis Polk & Wardwell
Exhibit E	Form of Announcement Press Release

ii

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of June 17, 2009 (this “Agreement”), between E*TRADE Financial Corporation, a Delaware corporation (the “Company”), and Citadel Equity Fund Ltd., a Cayman Islands company (together with any of its permitted assignees pursuant to this Agreement, “CEFL”).

RECITALS

A. Original Transaction.

1. On November 29, 2007, the Company entered into a Master Investment and Securities Purchase Agreement (as amended to date, the “Investment Agreement”) with Wingate Capital Ltd., a Cayman Islands company (“Wingate”), an Affiliate of Citadel Limited Partnership (“Citadel”). The Investment Agreement provided for, among other things, (i) the issuance to Citadel of $1,650,000,000 in aggregate principal amount of Springing Lien Notes, (ii) the exchange of approximately $186,000,000 of the Company’s senior unsecured notes held by Affiliates of Citadel for $186,000,000 in aggregate principal amount of Springing Lien Notes, (iii) the issuance to Citadel or its Affiliates of an aggregate of 79,867,087 shares of Common Stock and (iv) the sale by E*TRADE Bank and E*TRADE Global Asset Management, Inc. of their respective asset backed securities portfolios to an Affiliate of Citadel for approximately $800,000,000, subject to certain adjustments.

2. Pursuant to the Investment Agreement, Wingate and the Company entered into a Registration Rights Agreement, dated November 29, 2007 (as amended to date, the “Registration Rights Agreement”) granting Wingate certain registration rights with respect to securities issued pursuant to the Investment Agreement.

3. Pursuant to the Investment Agreement, the Company, E*TRADE Securities LLC and Citadel Derivatives Group LLC, an Affiliate of CEFL, entered into an Equities and Options Order Handling Agreement, dated November 29, 2007.

B. Interim Transactions. Following the date of the Investment Agreement, on each of March 4, 2008, March 6, 2008, March 7, 2008 and October 10, 2008, CEFL, an Affiliate of Wingate, or its Affiliates acquired a certain amount of the Company’s 2011 Notes at fair market value negotiated at arm’s length.

C. The Transactions. Subject to the terms and conditions of this Agreement, the Company shall offer (the “Exchange Offer”) all holders of 2011 Notes and Springing Lien Notes the opportunity to exchange up to (i) 100% of the aggregate principal amount of 2011 Notes and (ii) $310,000,000 of the aggregate principal amount of Springing Lien Notes not held by CEFL or its Affiliates and the amount of Springing Lien Notes held by CEFL as described below, in each case, for an equal principal amount of a new issue of zero coupon convertible debentures due 2019 of the Company (the “Convertible Debentures”). The terms and conditions of the Convertible Debentures shall be governed by an Indenture which shall be entered into at the closing of the Exchange Offer (the “Convertible Debentures Indenture”). CEFL shall commit to tender in the Exchange Offer (x) not less than $200 million aggregate principal amount of 2011 Notes (“CEFL Exchanged 2011 Notes”) and (y) not less than $600 million nor more than $1 billion aggregate principal amount of Springing Lien Notes (together with the CEFL Exchanged 2011 Notes, the “CEFL Exchanged Notes”). The Closing is in contemplation of and expressly conditioned upon the satisfaction or waiver of the conditions set forth in Section 2.3.

D. The Securities. The term “Securities” refers to (1) the Convertible Debentures issued under this Agreement and (2) the shares of Common Stock into which the Convertible Debentures are convertible in accordance with the terms thereof and of this Agreement.

E. Registration Rights. The Company, CEFL and Wingate have agreed that contemporaneous with the Closing they will enter into an amendment and restatement of the Registration Rights Agreement, in the form attached as Exhibit A hereto (the “Amended and Restated Registration Rights Agreement”).

F. Public Offering. In connection with the foregoing transactions, the Company has proposed to issue shares of its Common Stock in a registered public offering having aggregate gross proceeds of no less than $350 million (the “Public Offering”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“2011 Notes” shall mean the Company’s 8% Senior Notes due 2011 governed by the Indenture, dated June 8, 2004, between the Company and The Bank of New York as Trustee, as supplemented by the First Supplemental Indenture, dated September 19, 2005, and the Second Supplemental Indenture, dated November 1, 2006, between the Company and The Bank of New York as Trustee.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have the meaning set forth in such statute. Solely for the purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of CEFL.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended and Restated Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Ancillary Documents” shall mean the Amended and Restated Registration Rights Agreement, the Rights Agreement Amendment and the Convertible Debentures Indenture.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“CEFL” shall have the meaning set forth in the Preamble.

“CEFL Exchanged Notes” shall have the meaning set forth in the Recitals.

“CEFL Exchanged 2011 Notes” shall have the meaning set forth in the Recitals.

“CEFL Indemnitees” shall have the meaning set forth in Section 6.9(a).

“CEFL Information” shall have the meaning set forth in Section 3.2(f).

“Citadel” shall have the meaning set forth in the Recitals.

“Class A Convertible Debentures” shall have the meaning set forth in Section 2.1(d)(2).

“Class B Convertible Debentures” shall have the meaning set forth in Section 2.1(d)(2).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

“Company” shall have the meaning set forth in the Preamble.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1.

“Company Group” shall have the meaning set forth in Section 3.1(k)(1).

“Company Indemnitees” shall have the meaning set forth in Section 6.9(b).

“Company Pension Plans” and “Company Plans” shall have the meanings set forth in Section 3.1(k)(1).

“Consent Fee” shall have the meaning set forth in Section 4.10(c).

“Convertible Debentures” shall have the meaning set forth in the Recitals.

“Convertible Debentures Indenture” shall have the meaning set forth in the Recitals.

“CPP Transaction” shall mean a transaction pursuant to which the Company may receive proceeds from the United States Treasury in exchange for preferred stock of the Company and/or warrants to acquire Common Stock in accordance with the terms and conditions of the Capital Purchase Program, as in effect as of the Closing Date, established by the United States Treasury pursuant to the authority granted to it by the EESA and implemented under Section 111(b) of the EESA.

“Deductible” shall have the meaning set forth in Section 6.9(d).

“DGCL” shall mean the Delaware General Corporation Law.

“Early Tender Period” shall have the meaning set forth in Section 4.10(b).

“EESA” shall mean the Emergency Economic Stabilization Act of 2008, Div. A of Pub. Law 110-343.

“ERISA” shall have the meaning set forth in Section 3.1(k)(1).

“E*TRADE Bank Entity” shall mean each of, and collectively, E*TRADE Bank, E*TRADE Savings Bank and United Medical Bank and their Subsidiaries.

“Excess Risk-Based Capital” shall mean that portion of E*Trade Bank’s total capital, as such term is defined in 12 CFR 567.5(c) (as currently or hereafter in effect), that is in excess of the amount of total capital that would be required in order for E*Trade Bank to have a total risk-based capital ratio of 10.0% as calculated in accordance with 12 CFR Part 567 (as currently or hereafter in effect). For the avoidance of doubt, Excess Risk-Based Capital at March 31, 2009 was $444.2 million.

“Exchange” shall mean any exchange of 2011 Notes and/or Springing Lien Notes for Convertible Debentures pursuant to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchanged Note” shall mean, with respect to a Convertible Debenture issued pursuant to the Exchange, the 2011 Note or Springing Lien Note that is exchanged for such Convertible Debenture pursuant to this Agreement.

“Exchange Offer” shall have the meaning set forth in the Recitals.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Financial Metrics Test” shall mean, at the end of any fiscal quarter, that E*Trade Bank has both (i) at least $450 million in Excess Risk-Based Capital and (ii) a Tier 1 Capital Ratio of at least 6.00%.

“First Amendment to Rights Agreement” shall mean the First Amendment to the Rights Agreement dated as of November 29, 2007.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Entity” shall mean any court, administrative, supervisory or regulatory agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 6.9(f).

“Indemnifying Party” shall have the meaning set forth in Section 6.9(f).

“Information” shall have the meaning set forth in Section 4.3.

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.1(l)(2).

“Issue Date” shall have the meaning set forth in Treasury Regulation Section 1.1273-2.

“Issue Price” shall have the meaning set forth in Section 1273(b)(3) of the Code.

“knowledge of the Company” shall mean the actual knowledge of Donald Layton, Bruce Nolop, Karl A. Roessner, John Buchman and Matthew Audette.

“Loss” shall have the meaning set forth in Section 6.9(a).

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include any effects to the extent resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to companies in the industries in which the Company and its Subsidiaries operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (iii) changes, after the date hereof, in general economic or market conditions generally affecting the other companies in the industries in which the Company and its Subsidiaries operate, (iv) any change in the market price or trading volume of the Common Stock or other securities of the Company after the date hereof (provided that this clause (iv) shall not exclude any underlying circumstance, change, event, fact, development or effect which may have caused such change in market price or trading volume), (v) the failure of the Company to meet any internal or public projections, forecasts or estimates or earnings for any period ending on or after March 31, 2009 (provided that this clause (v) shall not exclude any underlying circumstance, change, event, fact, development or effect which may have caused such failure to meet projections, forecasts, estimates or earnings), or (vi) changes in global, national or regional political conditions, including the outbreak or escalation of war or acts of terrorism, except, with respect to clauses (i), (ii), (iii) and (vi), to the extent such changes are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, as compared with other companies participating in the applicable industry), (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents or (c) the validity or enforceability of this Agreement or any of the Ancillary Documents or the rights or remedies of CEFL hereunder and thereunder.

“NASDAQ” shall mean the Nasdaq Global Market of the Nasdaq Stock Market, Inc.

“New Securities” shall have the meaning set forth in Section 4.13(a)(1).

“Non-CEFL Springing Lien Notes Exchange Limit” shall have the meaning set forth in Section 2.1(e).

“Notice” shall have the meaning set forth in Section 4.13(b).

“Offer Document” shall have the meaning set forth in Section 2.1(a).

“Offer Price” shall have the meaning set forth in Section 2.1(d)(2).

“Original Issue Discount” shall have the meaning set forth in Section 1273(a) of the Code.

“OTS” shall mean the Office of Thrift Supervision.

“Person” or “person” shall mean an individual, corporation, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preemptive Offerees” shall have the meaning set forth in Section 4.13(a).

“Preemptive Right” shall have the meaning set forth in Section 4.13(a).

“Prospectus Supplement” shall have the meaning set forth in Section 4.9(a).

“Proxy Materials” shall have the meaning set forth in Section 4.2(f).

“Public Offering” shall have the meaning set forth in the Recitals.

“Rebuttal of Control Filing” shall have the meaning set forth in Section 2.3(a)(6).

“Recent 10-K” shall have the meaning set forth in Section 3.1.

“Recommendation” shall have the meaning set forth in Section 4.2(f).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Regulatory Filings” shall have the meaning set forth in Section 3.1(q).

“Reports” shall have the meaning set forth in Section 3.1(f)(1).

“Required Stockholder Proposals” shall have the meaning set forth in Section 2.3(a)(3).

“Restated Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 22, 2008.

“Rights Agreement” shall mean the Rights Agreement, dated as of July 9, 2001, between the Company and American Stock Transfer and Trust Company, as amended.

“Rights Agreement Amendment” shall have the meaning set forth in Section 2.3(a)(2).

“Rights Agreement Holiday Period” shall mean at any time in which the Rights Plan is in effect, the period commencing upon the Company’s public disclosure that E*Trade Bank has failed to satisfy the Financial Metrics Test at the end of any quarter and ending upon the Company’s next public disclosure that E*Trade Bank has once again satisfied the Financial Metrics Test for any subsequent quarter.

“Rights Agreement Proposal” shall have the meaning set forth in Section 4.14(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Stockholder Meeting” shall have the meaning set forth in Section 4.2(f).

“Springing Lien Notes” shall mean the Company’s 12.5% Springing Lien Notes due 2017 governed by the Indenture, dated November 29, 2007, between the Company and The Bank of New York as Trustee, as supplemented by the First Supplemental Indenture, dated December 27, 2007, and the Second Supplemental Indenture, dated January 18, 2008, between the Company and The Bank of New York as Trustee.

“Stockholder Proposals” shall have the meaning set forth in Section 4.2(f).

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

“Tier 1 Capital Ratio” shall mean E*Trade Bank’s core capital, as such term is defined in 12 CFR 567.5(a) (as currently or hereafter in effect), divided by its adjusted total assets, as such term is defined in 12 CFR 567.1 (as currently or hereafter in effect).

“Transactions” shall have the meaning set forth in Section 3.1(c)(1).

“Underwriters” shall have the meaning set forth in Section 4.9(c).

“Voting Debt” shall have the meaning set forth in Section 3.1(e)(1).

“Well Capitalized” shall have the meaning set forth in 12 C.F.R. § 565.4(b)(1).

“Wingate” shall have the meaning set forth in the Recitals.

1.2 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

NOTES EXCHANGE; CLOSING

2.1 Notes Exchange.

(a) Exchange Offer. Subject to the terms and conditions of this Agreement, the Company shall offer all holders of 2011 Notes and Springing Lien Notes the opportunity to exchange, pursuant to and on the terms described in the offering memorandum and consent solicitation statement relating to the Exchange Offer (the “Offer Document”) substantially in the form attached hereto as Exhibit B, up to (i) 100% of the aggregate principal amount of 2011 Notes and (ii) $310,000,000 of the aggregate principal amount of Springing Lien Notes not held by CEFL or its Affiliates and the amount of Springing Lien Notes held by CEFL as described in Section 2.1(b), in each case, for an equal principal amount of Convertible Debentures. The Exchange Offer shall be irrevocable subject only to the conditions set forth in this Agreement and in the Offer Document.

(b) CEFL Commitment. Unless this Agreement shall have been terminated in accordance with the terms of Section 5.1, CEFL shall (i) prior to the expiration of the Early Tender Period, validly tender or cause to be tendered the CEFL Exchanged 2011 Notes and not less than $600 million nor more than $1 billion aggregate principal amount of Springing Lien Notes into the Exchange Offer, pursuant to and in accordance with the terms of this Agreement and the Offer Document, (ii) deliver to the exchange agent designated in the Exchange Offer (A) a letter of transmittal with respect to the CEFL Exchanged Notes, complying with the terms of the Exchange Offer and the Offer Document, (B) a certificate or certificates representing the CEFL Exchanged Notes or, in the case of a book-entry transfer of any uncertificated CEFL Exchanged Notes, an “agent’s message” or such other evidence of transfer as the exchange agent may reasonably request, and (C) all other documents or instruments required to be delivered by all other holders of the 2011 Notes and Springing Lien Notes pursuant to the terms of the Exchange Offer and the Offer Document, and (iii) not withdraw any of such CEFL Exchanged Notes from the Exchange Offer unless the Exchange Offer shall have been terminated. Upon the expiration of the Exchange Offer, CEFL shall deliver to the Company a certification by CEFL of the aggregate principal amount of Springing Lien Notes that CEFL or its Affiliates hold, directly or indirectly, as of the expiration of the Exchange Offer.

(c) Exchange Offer Consummation. Upon the terms and subject to the conditions of the Exchange Offer and the Offer Document, the Company shall accept, promptly after consummation of the Exchange Offer, all CEFL Exchanged Notes in consideration of and in exchange for Convertible Debentures having an aggregate principal amount equal to the aggregate principal amount of the CEFL Exchanged Notes validly tendered in the Exchange Offer.

(d) Terms and Pricing of the Convertible Debentures.

(1) Terms and Conditions of Convertible Debentures. The material terms and conditions of the Convertible Debentures will be as set forth in the Offer Document under the heading “Description of the Debentures”.

(2) Pricing. All Convertible Debentures issued in exchange for 2011 Notes and Springing Lien Notes tendered during the Early Tender Period shall be convertible into shares of Common Stock at an initial conversion price equal to the public offering price per share of the Public Offering, net of the underwriting discount, for all shares not purchased by CEFL or its Affiliates (the “Offer Price”); provided; however, that if the Offer Price is (i) greater than $1.20, then such initial conversion price shall be equal to $1.20, and (ii) less than $1.00, then such initial conversion price shall be equal to $1.00 (“Class A Convertible Debentures”). Convertible Debentures issued in exchange for 2011 Notes and Springing Lien Notes tendered following the Early Tender Period shall be convertible into shares of Common Stock at an initial conversion price equal to 150% of the conversion price of the Class A Convertible Debentures (“Class B Convertible Debentures”). Class B Convertible Debentures shall be identical to the Class A Convertible Debentures except for the conversion price as provided in this Section 2.1(d)(2).

(e) Non-CEFL Springing Lien Notes Exchange Limit. If the holders of Springing Lien Notes other than CEFL validly tender Springing Lien Notes in an amount greater than $310,000,000 of the aggregate principal amount of the Springing Lien Notes not held by CEFL (the “Non-CEFL Springing Lien Notes Exchange Limit”) in the Exchange Offer, the Company shall, upon the terms and subject to the conditions of the Exchange Offer and the Offer Document, prorate such tenders such that the tenders accepted from holders of Springing Lien Notes other than CEFL do not exceed the Non-CEFL Springing Lien Notes Exchange Limit.

2.2 Closing.

(a) The closing (the “Closing”) of the Transactions (as hereinafter defined) shall occur within two Business Days following the satisfaction or waiver of the conditions set forth in Section 2.3 at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”

(b) On the terms and subject to the conditions set forth herein, at the Closing, the Company shall consummate the Exchange Offer, including acceptance for exchange of the CEFL Exchanged Notes in the Exchange Offer in accordance with Article II. In no event shall the Company accept for exchange the CEFL Exchanged Notes in the Exchange Offer unless the conditions to Closing set forth in Section 2.3 have been satisfied or waived.

(c) On the terms and subject to the conditions set forth herein, at the Closing, CEFL shall deliver an executed copy of the Amended and Restated Registration Rights Agreement to the Company.

(d) On the Closing Date, the Company shall deliver to CEFL (i) an executed copy of the Amended and Restated Registration Rights Agreement and (ii) an executed copy of the Convertible Debentures Indenture.

(e) Upon settlement of the Exchange Offer (which shall occur as promptly as practicable following the Closing), Company shall deliver to CEFL the principal amount of Convertible Debentures equal to the principal amount of the CEFL Exchanged Notes which shall be reflected in one or more global notes representing the Convertible Debentures and held by The Depository Trust Company or its nominee (or a custodian on its behalf).

2.3 Closing Conditions.

(a) The obligation of CEFL to consummate the Closing is subject to the fulfillment or written waiver by CEFL of each of the following conditions, which, if not so fulfilled or waived, will cause the Exchange Offer to terminate and the Company to return to each tendering holder all 2011 Notes and/or Springing Lien Notes such holder tendered in the Exchange Offer:

(1) Regulatory Approvals. Any approvals or authorizations of or filings with Governmental Entities required for the consummation by the parties of the Closing (excluding any approvals required under Section 2.3(a)(6)) shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired.

(2) Rights Agreement. The Company shall have irrevocably amended the Rights Agreement in substantially the form attached as Exhibit C hereto (the “Rights Agreement Amendment”), to provide that the rights thereunder shall not be triggered as a result of CEFL’s participation in the Transactions or the acquisition of Common Stock upon conversion of the Convertible Debentures received by CEFL or its Affiliates in the Exchange Offer or by (i) the acquisition of shares of Common Stock by CEFL or any of its Affiliates in the Public Offering, (ii) the acquisition of an additional 25 million shares of Common Stock of the Company after the Closing Date by CEFL or any of its Affiliates, (iii) the acquisition of shares of Common Stock by CEFL or any of its Affiliates during any Rights Agreement Holiday Period or (iv) the acquisition of shares of Common Stock by CEFL or any of its Affiliates pursuant to the Preemptive Right. For the avoidance of doubt, the exception set forth in clause (ii) of the immediately preceding sentence shall be in lieu of, and shall replace in its entirety, the analogous exception regarding additional shares purchased by Wingate Capital Ltd. as set forth in the First

Amendment to Rights Agreement. The Rights Agreement Amendment shall provide that if CEFL or any of its Affiliates pledge, hypothocate, rehypothocate or otherwise transfer, sell or assign any securities of the Company in connection with any financing or similar transaction effected in the ordinary course, any securities CEFL or such Affiliates receive back in connection therewith shall be deemed to have been “received” by CEFL or its Affiliates in the Exchange Offer for purposes of the Rights Agreement.

(3) Approval of Required Stockholder Proposals. The Company shall have obtained all necessary and valid approvals from the stockholders of the Company (i) to permit the issuance of Common Stock upon the conversion of the Convertible Debentures contemplated hereby for purposes of Rule 5635 of the NASDAQ Marketplace Rules and (ii) to increase the number of authorized shares of Common Stock to provide for the Transactions (together, the “Required Stockholder Proposals”).

(4) No Adverse Action or Decision or Injunction. There shall not be in effect any law, rule or regulation or any order, decree or injunction of a court or Governmental Entity of competent jurisdiction which enjoins or prohibits consummation of the Closing.

(5) Closing Deliveries. The Company shall have delivered to CEFL the items to be delivered by the Company pursuant to Section 2.2(d).

(6) Rebuttal of Control Filing. The OTS shall have accepted or not objected to an amendment to the rebuttal of control agreement between the OTS, CEFL and certain Affiliates of CEFL, dated May 22, 2008, or if required by the OTS, the submission of a new rebuttal of control filing by CEFL or any of its Affiliates (collectively, the “Rebuttal of Control Filing”), approving the Transactions.

(7) Legal Opinion. CEFL shall have received, dated as of the Closing Date and addressed to CEFL, an opinion of Davis Polk & Wardwell, outside counsel to the Company, substantially in the form attached hereto as Exhibit D.

(8) Public Offering. The Company shall have consummated the Public Offering prior to July 15, 2009.

(9) Convertible Debentures Indenture. The Convertible Debentures Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

(b) The obligation of the Company to consummate the Closing and to consummate the Exchange Offer is subject to the fulfillment or written waiver by the Company of only the following conditions and the conditions set forth in the Offer Document:

(1) Regulatory Approvals. Any approvals or authorizations of or filings with Governmental Entities required for the consummation by the parties of the Closing shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired.

(2) No Adverse Action or Decision or Injunction. There shall not be in effect any law, rule or regulation or any order, decree or injunction of a court or Governmental Entity of competent jurisdiction which enjoins or prohibits consummation of the Closing.

(3) Stockholder Approval. The Company’s stockholders shall have approved the Required Stockholder Proposals.

(4) Closing Deliveries. CEFL shall have delivered to the Company the items to be delivered by CEFL pursuant to Section 2.2(c) and shall have tendered the CEFL Exchanged Notes pursuant to Section 2.1(b).

(5) Certain Covenants. CEFL shall have complied with its obligations set forth in Sections 4.2(h)(i) and 4.9(c).

(6) Convertible Debentures Indenture. The Convertible Debentures Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as disclosed in (i) the Company’s 10-K covering the year ended December 31, 2008 (the “Recent 10-K”) or the Reports filed with the SEC by the Company after the Recent 10-K (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature and excluding any exhibits to or referenced in such Reports) or (ii) the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to CEFL prior to or concurrently with the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.1, or to one or more of the Company’s covenants; provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement), the Company makes the following representations and warranties to CEFL, as of the date hereof, which representations and warranties shall also be made as of the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date):

(a) Organization and Good Standing of the Company; Organizational Documents. The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of the Company’s restated certificate of incorporation and by-laws, as in effect as of the date of this Agreement, are publicly available on the SEC’s website.

(b) Organization and Good Standing of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or other organizational power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so authorized, licensed or qualified in any such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The deposit accounts of each E*TRADE Bank Entity that has deposit accounts are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Authorization; No Conflicts.

(1) The Company and each Subsidiary that is or will be a party to an Ancillary Document have full corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions, including the Public Offering and Exchange Offer, contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance by the Company and each Subsidiary that is or will be a party to an Ancillary Document of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the Transactions (including the issuance of the Securities as contemplated by this Agreement) have been duly authorized by the Board of Directors (or equivalent governing body) of the Company or the relevant Subsidiary. Other than approval of the Required Stockholder Proposals, no other corporate or other organizational proceedings on the part of the Company (including approval of the Company’s stockholders), including under the NASDAQ rules and regulations relating to the continued listing of the Common Stock under the NASDAQ, or any Subsidiary, are necessary to authorize the execution, delivery and performance by the Company and each Subsidiary that is or will be a party to an Ancillary Document of this Agreement and each Ancillary Document and consummation of the Transactions (including the issuance of the Securities as contemplated by this Agreement). This Agreement has been, and at or prior to the Closing, each Ancillary Document to which it is a party will be, duly and validly executed and delivered by the Company or its Subsidiaries, as applicable. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against them in accordance with its terms. The Board of Directors at a duly held meeting has unanimously (except with one director abstaining and one director having recused himself from the meeting) resolved to recommend approval of the Stockholder Proposals to the holders of shares of Common Stock and directed that such matters be submitted for consideration of the holders of shares of Common Stock.

(2) Assuming approval of the Required Stockholder Proposals, the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company and/or its Subsidiaries is or will be a party, the consummation by the Company and its Subsidiaries of the Transactions and the compliance by the Company and its Subsidiaries with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any rights of any Person other than the parties to this Agreement or the Ancillary Documents or give rise to any obligations of the Company other than under this Agreement and the Ancillary Documents under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under any provision of the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation, charter, by-laws or other governing instrument of any Subsidiary of the Company that is or will be a party to any Ancillary Document, any mortgage, note, indenture, deed of trust, lease, loan agreement, commitment, arrangement, written or oral contract or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such conflict, violation, breach, default, rights, obligations, termination and acceleration that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Governmental Consents. No consent, approval, order, non-objection or authorization of, or registration, declaration or filing with any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by the Company of the Transactions other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable foreign or state securities or “blue sky” laws, (ii) any consent, approval, order, non-objection or authorization of, or registration, declaration or filing with any Governmental Entity required of CEFL or its respective Affiliates, as to which the Company makes no representation and (iii) any consent, approval, actions or filings the absence of which would not have, or reasonably be expected to have, a material adverse affect on the Company or any of its material Subsidiaries, the Transactions, or CEFL or any of its respective Affiliates as a result of the Transactions.

(e) Capitalization.

(1) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,200,000,000 shares of Common Stock of which, as of June 11, 2009, 615,312,215 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of the Company of which, as of the date hereof, one share is designated Series A Preferred Stock and 500,000 shares are designated Series B Preferred Stock. As of the date hereof, no shares of Series A Preferred Stock or Series B Preferred Stock are issued and outstanding. All of the shares of Series B Preferred Stock are reserved for issuance in accordance with the Rights Agreement, pursuant to which the Company has issued rights to purchase Series B Preferred Stock. As of the date hereof, the Company held no shares of Common Stock in its treasury. As of June 11, 2009, there were 29,631,126 shares of Common Stock reserved for issuance in connection with employee benefit, stock option and dividend reinvestment and stock purchase plans. Assuming passage of the Stockholder Proposals, at the Closing, the authorized capital stock of the Company will consist of 4,000,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $0.01 par value, of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than as set forth in this Section 3.1(e)(1) or pursuant to this Agreement, (A) no equity securities or Voting Debt of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (B) there are outstanding no securities or rights convertible into or exchangeable for any equity securities or Voting Debt of the Company and (C) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional equity securities or Voting Debt or options, warrants or rights to purchase or acquire any additional equity securities or Voting Debt. The consummation of the Transactions contemplated by this Agreement will not result in the triggering of any anti-dilution adjustment provisions of any security of the Company convertible into equity securities of the Company. The Convertible Debentures will rank pari-passu with all other senior unsecured indebtedness of the Company.

(2) Except for any directors’ qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, and all of such shares or equity ownership interests have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. None of the outstanding shares of capital stock or other securities of any Subsidiary were issued in violation of the Securities Act or any other applicable federal, state or local law, rule or regulation. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(f) Reports; Financial Statements; Controls.

(1) Since January 1, 2008, the Company and its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act, (ii) the OTS, (iii) the Federal Reserve Board, (iv) the FDIC and (v) any other Governmental Entity (all such reports and statements are collectively referred to herein as the “Reports”), and have paid all fees and assessments due and payable in connection therewith, other than such Reports or fees due after the date of this Agreement that, individually or in the aggregate, have not had or would reasonably not be expected to have a Material Adverse Effect. As of their respective dates, the Reports complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which they were filed and (i) with respect to Reports filed with the SEC, did not as of the date of filing thereof with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) with respect to all other Reports, were complete and accurate in all material respects as of their respective dates. There are no facts existing as of the date hereof peculiar to the Company or any of its Subsidiaries that the Company has not disclosed in the Reports or to CEFL in writing that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2) Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto.

(3) The books, records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.1(f)(3). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since January 1, 2008, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(g) Absence of Certain Changes. Since March 31, 2009, until the date hereof, and except as publicly disclosed by the Company in the Reports filed by it with the SEC and publicly available prior to the date hereof,

(1) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice,

(2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests; and

(3) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) No Undisclosed Liabilities, etc. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 3.1(f)(2), except for liabilities that have arisen since March 31, 2009 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Applicable Law. Each of the Company and its Subsidiaries hold all licenses, charters, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to the Company or its Subsidiaries, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(j) Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject that, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) relating to or which challenges the validity or propriety of the Transactions. Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there is no unresolved violation or unsatisfied money penalty imposed by any Governmental Entity with respect to any Report or relating to any examinations, investigations or inspections of the Company or any of its Subsidiaries, and (ii) since January 1, 2008, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries.

(k) ERISA.

(1) All “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA and are currently maintained or maintained since January 1, 2001, by either the Company or any companies which, with the Company, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code (collectively, the “Company Group”) for the benefit of the Company Group employees, are collectively, for purposes of this Agreement, referred to herein as the “Company Plans.” All Company Plans that constitute employee “pension plans” as defined in Section 3(2) of ERISA that are subject to Title IV of ERISA are referred to herein as the “Company Pension Plans.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no non-exempt “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code), has heretofore occurred with respect to any Company Plan or any Company Pension Plan and, to the knowledge of the Company, no such non-exempt prohibited transaction with respect to any Company Plan or Company Pension Plan shall occur as a result of the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the Transactions.

(2) The consummation of the Transactions will not result in a material increase in the amount of, or acceleration in the timing of payment or vesting of, any material compensation payable or awarded by the Company or any of its Subsidiaries to any of its or their employees under any employment agreements, plans or programs of the Company or any of its Subsidiaries.

(l) Taxes. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(1) each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate, true and complete in all material respects), has paid all Taxes due (whether or not shown on any Tax Return) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against;

(2) the federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2004 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP;

(3) there are no disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP;

(4) each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign);

(5) there are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or any of its Subsidiaries;

(6) neither the Company nor any of its Subsidiaries is (A) a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

(7) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;

(8) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries; and

(9) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(1) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any claims, liens or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

(2) the use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property;

(3) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries;

(4) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property used by the Company or any of its Subsidiaries; and

(5) to the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(n) Environmental Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(1) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries;

(2) to the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and

(3) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(o) Mortgage Banking Business. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any real estate secured loans originated, purchased or serviced by each E*TRADE Bank Entity that originates, purchases or services such secured loans, has satisfied all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with such loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages.

(p) Broker-Dealer.

(1) The Company’s Subsidiaries, to the extent required, are members of the Securities Investor Protection Corporation. The Company is not required to be registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Exchange Act or any similar state laws. The Company is not subject to registration under the Investment Company Act of 1940, as amended.

(2) One or more Subsidiaries of the Company is duly registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of the Company’s business requires such registration, licensing or qualification, and the Company is in compliance with all laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to register, license or qualify or noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(3) Except as disclosed on Form BD filed prior to the date of this Agreement or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its directors, officers, employees or “associated persons” (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Form BD. No such disciplinary proceeding or order is pending or threatened except for such disciplinary proceedings or orders pending or threatened after the date hereof that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. Except as disclosed on a Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(q) Company Information. None of the information to be contained in any document filed with any regulatory agency in connection with the Transactions (the “Regulatory Filings”), in each case, other than CEFL Information, as to which no representation is made by the Company, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(r) State Takeover Laws. The Board of Directors has taken all action necessary to render inapplicable to CEFL or any of its Affiliates the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to the Transactions between CEFL and the Company and CEFL’s commitment under Section 4.9(c) to place an order (and ultimately purchase) shares of Common Stock in the Public Offering.

(s) Rights Agreement. The Board of Directors has taken all actions necessary to irrevocably amend the Rights Agreement, in the form attached hereto as Exhibit C, to provide that the rights thereunder will not be triggered as a result of CEFL’s participation in the Transactions or the acquisition of Common Stock upon conversion of the Convertible Debentures received by CEFL or its Affiliates in the Exchange Offer or by (i) the acquisition of shares of Common Stock by CEFL or any of its Affiliates in the Public Offering, (ii) the acquisition of an additional 25 million shares of Common Stock of the Company after the Closing Date by CEFL or any of its Affiliates, (iii) the acquisition of shares of Common Stock by CEFL or any of its Affiliates during any Rights Agreement Holiday Period or (iv) the acquisition of shares of Common Stock by CEFL or any of its Affiliates pursuant to the Preemptive Right. For the avoidance of doubt, the exception set forth in clause (ii) of the immediately preceding sentence shall be in lieu of, and shall replace in its entirety, the analogous exception regarding additional shares purchased by Wingate Capital Ltd. as set forth in the First Amendment to Rights Agreement. The Rights Agreement Amendment shall provide that if CEFL or any of its Affiliates pledge, hypothocate, rehypothocate or otherwise transfer, sell or assign any securities of the Company in connection with any financing or similar transaction effected in the ordinary course, any securities CEFL or such Affiliates receive back in connection therewith shall be deemed to have been “received” by CEFL or its Affiliates in the Exchange Offer for purposes of the Rights Agreement.

(t) Status of Securities. The Securities have been duly authorized by all necessary corporate action. When issued as contemplated by this Agreement, the Securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(u) Offering of Securities. The Company is issuing the Securities under an exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act. Neither the Company nor any Person acting on its behalf has offered the Securities or any similar securities of the Company for sale to, solicited any offers to buy any of the Securities or any similar securities of the Company from or otherwise approached or negotiated with respect to any of the Securities or any similar securities of the Company with any Person other than CEFL. Neither the Company nor any Person acting on its behalf has taken or will take any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Securities to the registration requirements of the Securities Act. The Company has not engaged any Person to solicit any holders of the 2011 Notes or Springing Lien Notes to exchange their securities in the Exchange Offer. The Company has not requested J.P. Morgan Securities Inc. or any other financial advisor to the Company to make any recommendation to, or engage in any discussions with, holders of the 2011 Notes or Springing Lien Notes, or to undertake any other activities that would preclude reliance by the Company on the exemption from registration for the Convertible Debentures under the Securities Act provided by Section 3(a)(9) thereunder.

(v) Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions (i) in connection with the Exchange Offer or (ii) other than fees and expenses paid to J.P. Morgan Securities Inc. by the Company. Payment of such fees and expenses was not contingent on the success of the Exchange Offer or the participation of any Person in the Exchange Offer.

3.2 Representations and Warranties of CEFL. CEFL makes the following representations and warranties to the Company, as of the date hereof, which representations and warranties shall also be made as of the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date):

(a) Organization. CEFL is duly organized, validly existing and in good standing under the laws of the state or country of its jurisdiction of formation and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b) Authorization; No Conflicts.

(1) CEFL has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by CEFL of this Agreement and each of the Ancillary Documents to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary action on behalf of CEFL. No other proceedings on the part of CEFL are necessary to authorize the execution, delivery and performance by CEFL of this Agreement and each Ancillary Document to which it is a party and consummation of the Transactions. This Agreement has been, and on or prior to the Closing each Ancillary Document to which it is a party will be, duly and validly executed and delivered by CEFL. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is or will be a party will be, a valid and binding obligation of CEFL, enforceable against it in accordance with its terms.

(2) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is or will be a party, the consummation by CEFL of the Transactions and the compliance by CEFL with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the governing documents of CEFL or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of CEFL or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to CEFL or any of its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c) Consents and Approvals. Except for (i) the acceptance by the OTS of the Rebuttal of Control Filing and (ii) any consent, approval, action or filing the absence of which would not have, or reasonably be expected to have, a material adverse affect on the Company or on CEFL’s ability to consummate the Transactions, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of CEFL in connection with the execution, delivery and performance by CEFL of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by CEFL of the Transactions. As of the date hereof, CEFL has no knowledge of any reason why, solely due to the current business operations of CEFL and its Affiliates, the acceptance and approval of the Rebuttal of Control Filing by the OTS should not be obtained.

(d) Securities Ownership. As of the date of this Agreement, CEFL and its Affiliates directly and, for the purposes of Rule 13d-3 promulgated under the Exchange Act, beneficially own 89,163,729 shares of Common Stock, $230,245,000 aggregate principal amount of the 2011 Notes and $1,773,976,000 aggregate principal amount of the Springing Lien Notes.

(e) Brokers and Finders. Neither CEFL nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(f) CEFL Information. None of the information with respect to CEFL and its Affiliates or any of their respective officers and directors that is provided to the Company by CEFL or any of its representatives (collectively, “CEFL Information”) specifically for inclusion in any of the Regulatory Filings, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

(g) Legal Proceedings. CEFL is not a party to any, and there are no pending, or to the knowledge of CEFL, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against CEFL or any of its Affiliates or to which any of their assets are subject, that as of the date hereof relate to or which challenge the validity of the Transactions.

(h) Clear Title. As of the time of the expiration of the Early Tender Period, CEFL will have good and valid title to the CEFL Exchanged Notes, free and clear of all liens, encumbrances, equities or adverse claims.

(i) No Other Representations. CEFL is an informed and sophisticated purchaser, and has engaged to the extent it deemed appropriate expert advisors experienced in the evaluation of transactions of the type contemplated hereby. CEFL acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company, except as expressly set forth in this Agreement or the Ancillary Documents. Without limiting the generality of the foregoing, CEFL acknowledges that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to CEFL of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to CEFL or its counsel, accountants or advisors with respect to the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement, the Ancillary Documents and the schedules hereto and thereto. CEFL further understands and acknowledges that certain information about the Company, which may include material information (including but not limited to information concerning the Company’s financial position and results of operations for any period subsequent to March 31, 2009), has not been made public by the Company or made available to CEFL by the Company, that CEFL does not have such access to such information and that CEFL has specifically requested that the Company not share this information with it. CEFL hereby represents that it (either alone or together with its advisors) is capable of evaluating the risks associated with the Transactions and the Company, including the risk of transacting on the basis of inferior information, and that CEFL is capable of sustaining any loss resulting therefrom without material injury.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Taking of Necessary Action. Subject to the terms and conditions hereof, (i) each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, and (ii) each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

4.2 Filings; Other Actions.

(a) CEFL and the Company shall use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities, and take all other actions, which are necessary or advisable to consummate the Transactions.

(b) In furtherance of the foregoing, CEFL and the Company shall promptly prepare and deliver (but in no event more than seven Business Days after the date of this Agreement) to the OTS the Rebuttal of Control Filing in respect of the Transactions that are proposed to be consummated at the Closing and seek acceptance and approval of such Rebuttal of Control Filing by the OTS with respect to the Transactions to the effect that CEFL will not be deemed to control the Company or any of its Subsidiaries for purposes of the Change in Bank Control Act or the Home Owners Loan Act as a result of the consummation of the Transactions. CEFL and the Company shall use reasonable best efforts (including using good faith efforts to respond to all requests for additional information from the OTS as promptly as practicable following each such request) to obtain such acceptance and approval (including, subject to Section 4.2(e), CEFL entering into an amended and restated rebuttal of control agreement with the OTS to the extent required materially in conformance with the form contained in 12 CFR §574.100 and, subject to Section 4.2(e), agreeing to such other conditions as required by the OTS to obtain such acceptance and approval). The Company and CEFL shall have the right to consult the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Without limiting the generality of the foregoing and subject to applicable law and except as prohibited by the OTS, each of CEFL and the Company shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other written communications, and the substance of any material oral communications, between CEFL and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, and the OTS with respect to the Transactions and the Rebuttal of Control Filing referred to in this Section 4.2(b).

(c) CEFL and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of CEFL, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions (other than information that must be kept confidential under applicable law).

(d) CEFL and the Company shall promptly furnish the other with copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Transactions (other than in respect of information filed or otherwise submitted confidentially to any such Governmental Entity).

(e) Notwithstanding anything in this Agreement, including the provisions of Section 4.2(b), in no event will CEFL or its Affiliates be obligated to:

(1) without limiting CEFL’s obligation under clause (2) below, propose or accept any divestiture of any of CEFL’s or any of its Affiliate’s assets, accept any operational restriction on CEFL’s or any of its Affiliate’s business, or agree to take any action that limits CEFL’s or its Affiliate’s commercial practices in any way (other than with respect to the Company as set forth in the Rebuttal of Control Filing) to obtain any consent, acceptance or approval of any Governmental Entity to consummate the Transactions; or

(2) propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or the Ancillary Documents, including for the avoidance of doubt the terms or the amount of the Securities to be delivered by the Company under this Agreement, to obtain any consent, acceptance or approval of any Governmental Entity to the consummation of the Transactions if such term, condition or modification would (A) materially adversely affect (with respect to CEFL or its Affiliates) any term of the Transactions (other than a financial term), or (B) adversely affect (with respect to CEFL or its Affiliates) any financial term of the Transactions contemplated hereby.

(f) As promptly as practicable after the date hereof, the Company shall call a special meeting of its stockholders (the “Special Stockholder Meeting”) to vote on (i) the Required Stockholder Proposals, (ii) the approval for purposes of Rule 5635 of the NASDAQ Marketplace Rules of the potential issuance of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, in connection with potential future debt exchange transactions in an amount up to 365 million shares and (iii) the matters described in Section 4.14 (together with the Required Stockholder Proposals, the “Stockholder Proposals”). Subject to Section 4.14(b), the Board of Directors shall recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposals (the “Recommendation”). The Recommendation of the Board of Directors shall be included in the Proxy Materials and, subject to Section 4.14(b), the Board of Directors shall use its reasonable best efforts to secure the approval of the Stockholder Proposals by the Company’s stockholders. Notwithstanding the foregoing, the Board of Directors reserves the right to change its recommendation pursuant to its fiduciary duties; provided, however, that no such change of the Recommendation shall affect the Company’s commitment to hold the Special Stockholder Meeting. In connection with the Special Stockholder Meeting, the Company shall promptly prepare (and CEFL will reasonably cooperate with the Company to prepare) and file (but in no event more than five Business Days after the date of this Agreement) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to the Special Stockholder Meeting to be mailed to the Company’s stockholders not more than seven Business Days after clearance thereof by the SEC (together, the “Proxy Materials”) and, subject to Section 4.14(b), shall use its reasonable best efforts to solicit proxies for such stockholder approval. The Company shall notify CEFL promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply CEFL with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Special Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. CEFL and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, to the extent required as a matter of law, as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with CEFL prior to filing any proxy statement, or any amendment or supplement thereto, and provide CEFL with a reasonable opportunity to comment thereon.

(g) CEFL, on the one hand, and the Company, on the other hand, agrees, upon request, to furnish the other party with all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Special Stockholder Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the Transactions.

(h) Unless this Agreement has been terminated pursuant to Section 5.1, CEFL hereby agrees that at any meeting of the stockholders of the Company held to vote on the Stockholder Proposals, however called and any adjournment(s) thereof, CEFL shall vote, or cause to be voted, the shares of Common Stock beneficially owned by CEFL and its Affiliates as follows: (i) all of such shares shall be voted in favor of the Stockholder Proposals other than the Rights Agreement Proposal and (ii) with respect to the Rights Agreement Proposal, shares beneficially owned by CEFL or any of its Affiliates representing no more than 9.9% of the Company’s shares outstanding and entitled to vote at the Special Stockholders Meeting shall be voted in CEFL’s sole discretion, and the remainder of such shares shall be voted on the Rights Agreement Proposal in the same proportions for and against the Rights Agreement Proposal as the votes cast by all other stockholders of the Company.

(i) As promptly as practicable following the date of this Agreement, the Company shall qualify the Convertible Debentures Indenture under the Trust Indenture Act of 1939, as amended.

4.3 Access, Information and Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

4.4 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, (i) the Company shall not declare or pay any dividend or distribution on the Common Stock and (ii) if the Company takes any action that would require any antidilution adjustment (including an adjustment resulting from a reverse stock split) to be made under the Convertible Debentures Indenture as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that CEFL will receive the benefit of or proportional adjustment resulting from such transaction as if the Convertible Debentures to be issued to CEFL at the Closing had been outstanding as of the date of such action.

4.5 Reservation for Issuance; HSR Filing on Conversion.

(a) Following the issuance of the Convertible Debentures pursuant to this Agreement, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, the aggregate number of shares of Common Stock then issuable upon conversion of the Convertible Debentures at any time.

(b) If, at any time after the date hereof, CEFL or any of its Affiliates proposes to purchase any shares of Common Stock or convert any Convertible Debentures into shares of Common Stock, CEFL and the Company shall, prior to any such purchase or conversion, (i) each make any required filings pursuant to the HSR Act and (ii) observe all applicable waiting periods under the HSR Act. CEFL and the Company agree to make any such required HSR Act filings, and to supply any additional information and documentary material that may be requested pursuant those filings, as promptly as practicable, and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

4.6 Legends.

(a) The Securities issued to CEFL pursuant to this Agreement (and any Common Stock issuable upon conversion thereof) shall not be legended, provided, however, that CEFL agrees that it will not sell, transfer, re-hypothecate or lend the Securities (or take similar actions under the account agreement pursuant to which such securities are held) except in accordance with applicable law; and provided, further, that the Securities shall be legended upon a transfer of such Securities that is not completed pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 (for the avoidance of doubt, the

Securities shall not be legended upon sale by a pledgee of such securities completed pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144) unless the Company has received an opinion of counsel reasonably satisfactory to it that CEFL is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company. Certificates for such securities requiring a legend upon a transfer not registered under the Securities Act or in compliance with Rule 144 thereunder shall bear legends in substantially the following form:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTEREST HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(b) The Company shall remove the legends on the securities issued pursuant to the Investment Agreement; provided, however, that CEFL agrees that it will not sell, transfer, re-hypothecate or lend such securities (or take similar actions under the account agreement pursuant to which such securities are held) except in accordance with applicable law; and provided, further, that such securities shall be legended upon a transfer of such securities that is not completed pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 (for the avoidance of doubt, such securities shall not be legended upon sale by a pledgee of such securities completed pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144) unless the Company has received an opinion of counsel reasonably satisfactory to it that CEFL is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company. Certificates for such securities requiring a legend upon a transfer not registered under the Securities Act or in compliance with Rule 144 thereunder shall bear legends in substantially the following form:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTEREST HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

4.7 NASDAQ. The Company shall use its reasonable best efforts to obtain approval prior to the Closing Date from the NASDAQ for the listing on the NASDAQ of (i) the Common Stock issuable upon conversion of the Convertible Debentures and (ii) the Convertible Debentures, to the extent the Convertible Debentures are eligible to be listed under the NASDAQ Marketplace Rules.

4.8 CUSIPs and DTC Eligibility. The Company shall use its reasonable best efforts to (a) obtain all necessary Committee on Uniform Securities Identification Procedures numbers (CUSIP numbers) for the Convertible Debentures issued pursuant to this Agreement and (b) make the Convertible Debentures issued and sold in accordance with this Agreement eligible for clearance and settlement through the facilities of The Depository Trust Company.

4.9 Public Offering.

(a) Within two Business Days of the date of this Agreement, the Company shall commence the Public Offering through the filing with the SEC of a prospectus supplement (the “Prospectus Supplement”) to the Company’s existing Registration Statement on Form S-3 (Registration Number 333-158636). The Company shall use its reasonable best efforts to consummate the Public Offering.

(b) The Company shall furnish to CEFL, and provide CEFL with a reasonable opportunity to comment on, all information concerning CEFL, its Affiliates, directors, officers, partners and stockholders set forth in the Prospectus Supplement and in any other roadshow or marketing materials made or distributed by or on behalf of the Company or any of its Subsidiaries in connection with the Public Offering. The Company shall consult with CEFL prior to filing the Prospectus Supplement, or any amendment or supplement thereto, and provide CEFL with a reasonable opportunity to comment thereon. The Company shall supply CEFL with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Prospectus Supplement. CEFL and the Company agree promptly to correct any information provided by it or on its behalf for use in the Prospectus Supplement if and to the extent that such information shall have become false or misleading in any material respect.

(c) Subject to applicable law and the rules and regulations of any Governmental Entity, CEFL hereby commits to place an order with J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P. (collectively, the “Underwriters”) in the Public Offering and to purchase, to the extent allocated such shares by the Underwriters, an amount of Common Stock determined based upon the public offering price of the Common Stock in the Public Offering, to be filled by the Underwriters in accordance with their normal and customary practices, as follows:

Offering Price	CEFL’s Commitment Amount
$1.20 or less	$100 million
Greater than $1.20	$50 million

4.10 Exchange Offer.

(a) The Company shall commence the Exchange Offer on the same day that the Offer Price is determined in the Public Offering. The Exchange Offer shall be made through, and on the terms and conditions described in, the Offer Document. Subject to valid termination of this Agreement pursuant to Section 5.1, the Company shall use its reasonable best efforts to consummate the Exchange Offer. The Company’s obligation to consummate the Exchange Offer shall be subject only to the conditions contained in this Agreement and the Offer Document.

(b) The Early Tender Period shall expire at 12:00 midnight New York City time on the fifth Business Day following the date of the commencement of the Exchange Offer (the “Early Tender Period”). At or around 5:30 p.m. New York City time on the day the Early Tender Period expires, the Company shall make a preliminary public announcement of the aggregate principal amount of 2011 Notes and Springing Lien Notes tendered, and not withdrawn, during the Early Tender Period up to the time of such announcement. Following the expiration of the Early Tender Period, any holders who tendered 2011 Notes and/or Springing Lien Notes prior to the expiration of the Early Tender Period shall have no further withdrawal rights; provided that, (i) if any of the conditions set forth in the Offer Document or this Agreement are not satisfied or are incapable of being satisfied by October 31, 2009, or (ii) if this Agreement is validly terminated pursuant to Section 5.1, the Company shall immediately terminate the Exchange Offer and, as promptly as practicable thereafter, return to CEFL all 2011 Notes and Springing Lien Notes tendered pursuant to Section 2.1(b).

(c) The Company shall use its reasonable best efforts to solicit and obtain valid and binding consents from (i) all holders of Springing Lien Notes approving the Company’s proposals to (x) amend the definition of “Change of Control” in the indenture governing the Springing Lien Notes to make clause (1) of such definition consistent with the analogous provision in the indentures relating to the 2011 Notes and the Company’s 7.375% Senior Notes due 2013 and 7.875% Notes due 2015; provided, that if the Company does not receive such consent, the amount of Springing Lien Notes that may be exchanged by CEFL in the Exchange Offer shall be limited as set forth in the Offer Document such that, following the Closing, CEFL and its Affiliates shall not own more than 49.9% of the fully diluted Common Stock of the Company (assuming full conversion of all Convertible Debentures held by CEFL and its Affiliates whether or not such Convertible Debentures can be converted pursuant to their terms) and (y) amend the “Limitation of Restricted Payments” covenant in the in the indenture governing the Springing Lien Notes to exempt any payment of dividends on any preferred stock issued to the United States Treasury, or any redemption or repurchase of any preferred stock or any warrants issued to the United States Treasury with the proceeds of certain qualifying issuances of capital stock, in each case, pursuant to a CPP Transaction and (ii) all holders of 2011 Notes approving the Company’s proposal to amend the “Limitation of Restricted Payments” covenant in the indenture governing the 2011 Notes to exempt any payment of dividends on any preferred stock issued to the United States Treasury, or any redemption or repurchase of any preferred stock or any warrants issued to the United States Treasury with the proceeds of certain qualifying issuances of capital stock, in each case, pursuant to a CPP Transaction. The Company shall pay, in accordance with the terms and conditions set forth in the Offer Document, to each holder of 2011 Notes and/or Springing Lien Notes who validly delivers and does not revoke a consent to the amendments contemplated by this Section 4.10(c) prior to the expiration of the Early Tender Period, a cash payment equal to $5.00 for each $1,000 in principal amount of 2011 Notes or Springing Lien Notes in respect of which such consent has been validly delivered (the “Consent Fee”); provided, however, all holders who tender Springing Lien Notes and 2011 Notes in the Exchange Offer shall be deemed to have consented to the amendments contemplated by this Section 4.10(c) and to have waived the Consent Fee with respect to all 2011 Notes and Springing Lien Notes tendered by such holders in the Exchange Offer. Unless this Agreement has been terminated pursuant to Section 5.1, CEFL hereby agrees that it shall affirmatively consent by tendering the CEFL Exchanged Notes held by it, and cause each of its respective Affiliates who are holders of 2011 Notes or Springing Lien Notes to consent by tendering the CEFL Exchanged Notes held by it, to the amendments contemplated by this Section 4.10(c). CEFL hereby agrees to waive the Consent Fee with respect to its 2011 Notes and Springing Lien Notes, whether or not such Notes are tendered in the Exchange Offer. Unless this agreement has been terminated pursuant to Section 5.1, CEFL hereby agrees that it shall, and shall cause its Affiliates who are holders of 2011 Notes or Springing Lien Notes to, affirmatively consent to the amendments contemplated by this Section 4.10(c) by submitting consents in respect of all 2011 Notes and Springing Lien Notes such that CEFL shall have ensured that more than 50% of the 2011 Notes and the Springing Lien Notes have submitted consents. At such time as CEFL shall have satisfied its obligations with respect to the consents contemplated by this Section 4.10(c), CEFL shall be permitted to freely transfer, sell or assign any Springing Lien Notes not tendered.

(d) The Company shall furnish to CEFL, and provide CEFL with a reasonable opportunity to comment on, all information concerning CEFL, its Affiliates, directors, officers, partners and stockholders set forth in the Offer Document and in any other materials made or distributed by or on behalf of the Company or any of its Subsidiaries in connection with the Exchange Offer or the Offer Document.

4.11 Approval of Issuance of Convertible Debentures. The Company shall approve the issuance of the Convertible Debentures to CEFL as contemplated by this Agreement, for purposes of exempting such issuance from Section 16 of the 1934 Act pursuant to Rule 16b-3.

4.12 Tax Matters.

(a) The parties agree:

(1) to treat any Exchange as pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code;

(2) that it is their current intention to treat the Convertible Debentures as debt for U.S. federal income tax purposes and that they will treat the Convertible Debentures as debt for U.S. federal income tax purposes, unless the Company reasonably determines, based on a change of circumstances after the date hereof and the advice of nationally recognized independent third-party tax advisors, that it does not have a “reasonable basis” for such position for purposes of Section 6662 of the Code;

(3) to treat any Exchange as an issuance of Convertible Debentures in exchange for securities that are traded on an established securities market within the meaning of Section 1273(b)(3)(B)(i) of the Code;

(4) that, assuming that the Convertible Debentures are debt for U.S. federal income tax purposes, the Issue Price of a Convertible Debenture issued in an Exchange is the fair market value of the Exchanged Note or the fair market value of the Convertible Debenture on the Issue Date;

(5) to the extent that the Issue Price of a Convertible Debenture (or, if such Convertible Debenture is treated as equity, the fair market value thereof) issued pursuant to an Exchange is less than or equal to the original Issue Price of the Exchanged Note, to treat the amount received by the holder of the Exchanged Note in such Exchange as being allocable to the Issue Price of the Exchanged Note, and to the extent that the amount received by the holder of the Exchanged Note in an Exchange exceeds the Issue Price of the Exchanged Note, to allocate such excess to the accrued Original Issue Discount on the Exchanged Note; and

(6) that they will not treat any modifications of the 2011 Notes and Springing Lien Notes made pursuant to the transactions contemplated by this Agreement, including those contemplated by Section 4.10(c) of this Agreement, as constituting significant modifications of either the 2011 Notes or the Springing Lien Notes within the meaning of Treasury Regulation Section 1.1001-3;

in each case, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code); provided, however, that in the event that any taxing authority challenges any such position taken by the Company, the Company shall promptly inform CEFL of such challenge, shall allow CEFL to participate in such contest at its own cost and expense, and shall not settle such challenge without the consent of CEFL, which consent shall not be unreasonably withheld.

(b) CEFL presently holds and will continue to hold securities of the Company in custodial accounts in its name at various “financial institutions”, as such term is defined in Treasury Regulation Section 1.1441-1(c)(5), each of which is a “U.S. person” (as defined in Treasury Regulation Section 1.1441-1(c)(2)). Each such financial institution will act as CEFL’s authorized agent and each will (1) make decisions pertaining to U.S. tax withholding payments; (2) make any applicable withholding payments required by U.S. tax law; (3) file any applicable information reports with the IRS; and (4) provide to the Company the appropriate documentation (e.g., Form W-9) upon request. Each such financial institution will be an exempt recipient, not subject to 30 percent withholding, backup withholding, nor to information reporting on Form 1042-S or Form 1099. Accordingly, the Company agrees not to withhold on any payments made or deemed made to any such financial institutions with respect to the transactions contemplated by this Agreement.

4.13 Preemptive Rights.

(a) For purposes of this Section 4.13 only, all calculations of the number of shares of Common Stock beneficially owned or held by any Person shall be made assuming the calculation is made on a fully diluted basis and assuming the full conversion of any securities of the Company convertible or exchangeable into Common Stock beneficially owned or held by such Person (whether or not such securities are convertible or exchangeable into Common Stock by such Person at such time according to their terms or by reason of any condition precedent to such conversion or exchange not having been satisfied at such time). The Company hereby grants to CEFL and any of its Affiliates which beneficially own any shares of Common Stock or other securities convertible or exchangeable for Common Stock whenever such securities were acquired (the “Preemptive Offerees”) a right (the “Preemptive Right”) to purchase, from time to time, all or any part of its pro rata share of any New Securities (as defined in this Section 4.13(a)) that the Company may, from time to time, sell and issue for cash. Such pro rata share, for purposes of this Preemptive Right, is based on the ratio of (x) the number of shares of Common Stock then beneficially owned by such Preemptive Offerees immediately prior to the issuance of the New Securities, to (y) the total number of shares of Common Stock then outstanding immediately prior to the issuance of the New Securities, assuming the full conversion or exercise of all outstanding securities of the Company (other than shares of Series B Preferred Stock issued pursuant to the Rights Agreement) convertible into Common Stock and all other rights, options or warrants then outstanding to acquire Common Stock. For the avoidance of doubt, Preemptive Offerees may assign all or any portion their Preemptive Right to any of their Affiliates. This Preemptive Right shall be exercisable at any time and from time to time during the term of this Agreement subject to the following provisions:

(1) “New Securities” shall mean any Common Stock of the Company, whether or not authorized on the date hereof, and any options, warrants, convertible securities, or other rights to purchase or subscribe for or exchangeable into Common Stock; provided, however, that “New Securities” do not include the following:

(A) securities of the Company issuable upon conversion or exercise of (x) any outstanding securities as of the date hereof or (y) any securities referred to in subsections (B) through (H) below;

(B) any New Securities issued in accordance with this Agreement (including pursuant to the Public Offering or the Exchange Offer);

(C) shares or options granted pursuant to the Company’s current or future incentive stock option plans or programs to officers, directors, employees or consultants of the Company in connection with services rendered or to be rendered to the Company;

(D) securities issued pursuant to warrants issued in connection with a CPP Transaction;

(E) securities issued in connection with any pro rata stock split, stock dividend or recapitalization by the Company;

(F) securities issued in connection with any dividend investment or stockholder purchase plan;

(G) securities issued where the consideration is the outstanding debt of the Company or any Subsidiary; or

(H) securities issued by the Company as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other transaction the primary purpose of which is other than raising capital.

(b) In the event that the Company proposes to undertake an issuance of New Securities for cash, it shall give the Preemptive Offerees written notice (the “Notice”) of its intention, describing the type of New Securities, the price, and the amount, kind and terms upon which the Company proposes to issue the same. Any Preemptive Offeree who does not deliver to the Company written notice of acceptance of any offer made pursuant to the Notice within five Business Days after such Preemptive Offeree’s receipt of such offer (except in firm commitment underwritings in which written notice of acceptance must be received within two Business Days after such Preemptive Offeree’s receipt of such offer) shall be deemed to have waived its right to purchase the New Securities which are the subject of such Notice (including, if the New Securities include convertible securities, options, or other rights to acquire other securities, such other securities).

(c) In the event that any Preemptive Offeree waives its right to purchase such New Securities pursuant to Section 4.13(b), the Company shall have sixty days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities that had been subject to the Preemptive Right shall be closed, if at all, within sixty days from the date of said agreement) the New Securities with respect to which the rights of Preemptive Rights were not exercised at a price and upon terms, including manner of payment, no more favorable to the purchasers thereof than specified in the Notice. In the event the Company has not sold all offered New Securities within such sixty-day period (or sold and issued New Securities in accordance with the foregoing within sixty days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities, without first again offering such New Securities to the Preemptive Offerees in the manner provided above.

(d) To the extent the Preemptive Offeree is unable to fully exercise such pre-emptive rights due to OTS restrictions on control persons, the Company will use its commercially reasonable efforts to structure and issue to Preemptive Offeree upon exercise of such rights an alternate security (such as non-voting securities, warrants or convertible securities) structured as an equity instrument under United States Generally Accepted Accounting Principles and designed to provide Preemptive Offeree with the same economic value (ignoring discounts related to the liquidity of such alternate security or transfer restrictions applicable thereto) as the security Preemptive Offeree was not permitted to purchase.

(e) To the extent the issuance of securities to the Preemptive Offeree pursuant to its exercise of the Preemptive Right would require shareholder approval pursuant to Rule 5635 of the NASDAQ Marketplace Rules, the Company will use its commercially reasonable efforts to structure and issue to Preemptive Offeree upon exercise of such rights an alternate security (such as non-voting securities, warrants or convertible securities) structured as an equity instrument under United States Generally Accepted Accounting Principles and designed to provide Preemptive Offeree with the same economic value (ignoring discounts related to the liquidity of such alternate security or transfer restrictions applicable thereto) as the security the Preemptive Offeree was not permitted to purchase, and promptly thereafter, the Company will use its commercially reasonable efforts to obtain any such shareholder approval required under Rule 5635 of the NASDAQ Marketplace Rules to allow such securities to convert into or be exercisable for Common Stock.

(f) The Preemptive Right granted by this Section 4.13 shall terminate and be of no further force or effect upon the earliest to occur of (i) the earlier of termination of this Agreement or failure to consummate the Closing by October 31, 2009, or (ii) the date, after the time of the Closing, that CEFL and its Affiliates beneficially own less than 19.9% of the shares of Common Stock on a fully diluted basis assuming conversion of all securities beneficially owned by CEFL and its Affiliates (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The Preemptive Right granted by this Section 4.13 shall be suspended upon the termination of the Rights Agreement, but shall automatically be reinstated if the Company reinstates the Rights Agreement or if the Company subsequently adopts a new rights plan, “poison pill” or similar plan.

4.14 Rights Agreement.

(a) The Company agrees that at the Special Stockholder Meeting it will submit to the Company’s stockholders a non-binding resolution whether to retain the Rights Agreement, subject to earlier termination or amendment in accordance with the Rights Agreement (the “Rights Agreement Proposal”). For the avoidance of doubt, the Rights Agreement Proposal will be an advisory resolution that will not be binding on the Board of Directors. The Board of Directors may determine to retain or terminate the Rights Agreement following the outcome of the vote, in the exercise of its business judgment and the exercise of its fiduciary duties, based on its judgment of what is in the best interests of all of the Company’s stockholders.

(b) Neither the Company nor the Board of Directors, nor CEFL or any of its Affiliates shall, nor shall the Company, the Board of Directors, CEFL or its Affiliates authorize or permit any of its or their officers, directors or any other person acting on behalf of or in concert with any of the foregoing to, directly or indirectly, take any position on whether stockholders should vote for or against the Rights Agreement Proposal or otherwise seek to advise or influence any person with respect to the voting of the Company’s Common Stock with respect to the Rights Agreement Proposal or to otherwise influence the outcome of the advisory vote on the Rights Agreement Proposal. Notwithstanding the foregoing, the parties understand and agree that Company will include in the proxy statement for the Special Stockholders Meeting, to the extent available, (i) disclosure required or advisable in the judgment of the Company and its counsel under the proxy rules, or requested by the SEC, including disclosure concerning the terms of and reasons for adopting stockholder rights agreements and the general effect of adopting the Rights Agreement Proposal, (ii) disclosure regarding the number of S&P 500 and/or Fortune 1000 companies that have (and do not have) stockholder rights agreements at the time of such disclosure and (iii) disclosure regarding the number of S&P 500 and/or Fortune 1000 companies that had (and did not have) stockholder rights agreements three to five years ago.

4.15 Registration Rights Agreement.

(a) CEFL and the Company agree that the Registration Rights Agreement is hereby amended, effective the date hereof, by:

(1) deleting the definition of “Covered Securities” in the Registration Rights Agreement and replacing it with the following:

“Covered Securities” means the Purchased Common Stock and any other shares of Common Stock held as of January 18, 2008 or shares of Common Stock underlying options with respect to shares of Common Stock held as of January 18, 2008 by the Purchaser, Citadel AC Investments, Ltd. as assignee of the Purchaser or any of their Affiliates, any Notes and any shares of Common Stock purchased by CEFL or any of its Affiliates in the Public Offering.

(2) adding the definition of “Public Offering” as follows:

“Public Offering” means the Public Offering as defined in that certain Exchange Agreement, dated as of June 17, 2009, between CEFL and the Company.

(b) Within ten Business Days following the date of this Agreement, the Company shall file the Shelf Registration Statement contemplated by Section 2.1 of the Registration Rights Agreement.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and CEFL;

(b) by any party, upon written notice to the other party, in the event that the Public Offering is not consummated on or before July 15, 2009 or the Closing does not occur prior to October 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Public Offering to be consummated, or the failure of the Closing, to occur on or prior to such applicable date;

(c) by any party, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, notice, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the Transactions, and such order, notice, decree, injunction or other action shall have become final and nonappealable;

(d) by CEFL, if (i) there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 2.3(a), and (ii) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 15 days after written notice thereof shall have been given to the Company;

(e) by the Company, if (i) there shall have been a breach by CEFL of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 2.3(b), and (ii) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 15 days after written notice thereof shall have been given to CEFL; or

(f) by CEFL, if upon a vote taken by the Company’s stockholders pursuant to Section 4.2(f), the Required Stockholder Proposals shall not have been approved by the requisite vote of the Company’s stockholders.

5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1 prior to the Closing Date, this Agreement (other than this Section 5.2 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect, and the Company shall terminate the Exchange Offer in accordance with the terms of 4.10(b) and return to each tendering holder all 2011 Notes and/or Springing Lien Notes such holder tendered in the Exchange Offer; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. All covenants and agreements shall survive the Closing Date until expired in accordance with their terms. Except for (i) the representations and warranties contained in (x) Section 3.1(a), Section 3.1(b), Section 3.1(c)(1), Section 3.1(e)(1), Section 3.1(t) and Section 3.1(v) and (y) Section 3.2(a), Section 3.2(b) and Section 3.2(d), which shall survive the Closing until the latest date permitted by law, the representations and warranties made herein or in any Ancillary Documents or in any certificates delivered in connection with the Closing shall survive the Closing for a period of two years and shall then expire.

6.2 Fees & Expenses.

(a) On or prior to August 1, 2009, and promptly from time to time afterward in connection with the Transactions contemplated hereby and as requested in writing by CEFL, the Company shall reimburse CEFL or any of its Affiliates for all reasonable, documented out-of-pocket expenses (including costs of due diligence and fees and expenses of legal counsel and other advisors) incurred by CEFL in connection with and in furtherance of the Transactions up to a maximum reimbursement of $5.0 million.

(b) In the event that (i) the Board of Directors changes the Recommendation pursuant to its fiduciary duties in accordance with Section 4.2(f) and (ii) the Required Stockholder Proposals are not approved by the requisite vote of the Company’s stockholders at the Special Stockholder Meeting, the Company shall pay to each holder who tendered 2011 Notes and/or Springing Lien Notes during the Early Tender Period an amount in cash equal to 3% of the aggregate principal amount of 2011 Notes and/or Springing Lien Notes that such holder tendered during the Early Tender Period. Any payment required to be made pursuant to this Section 6.2(b) shall be made to each holder of 2011 Notes and/or Springing Lien Notes in accordance with the terms and conditions of the Offer Document.

(c) CEFL agrees that, if (i) the Board of Directors changes the Recommendation pursuant to its fiduciary duties in accordance with Section 4.2(f), (ii) the Company convenes the Special Stockholder Meeting and the Required Stockholder Proposals are not approved by the requisite vote of the Company’s stockholders at the Special Stockholder Meeting, (iii) the amounts set forth in Section 6.2(b) are payable by the Company pursuant to Section 6.2(b) and (iv) such amounts are paid in full, CEFL shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and CEFL shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its directors, officers, employees, partners, managers, members, shareholders or Affiliates arising out of such change in the Recommendation; provided, that, for the avoidance of doubt, nothing contained herein shall limit or otherwise restrict CEFL’s or its Affiliates’ right to indemnification for third party claims pursuant to Section 6.9, to reimbursement of expenses pursuant to Section 6.2(a) or right to seek specific performance pursuant to Section 6.16.

(d) Except as otherwise specifically provided in this Section 6.2, each party shall bear its own costs and expenses.

6.3 Waivers. To the extent permitted by law, all rights and remedies existing under this Agreement or any Ancillary Document are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

6.4 Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

6.6 Consent to Jurisdiction; WAIVER OF JURY TRIAL. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement, any of the Ancillary Documents or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any of the Ancillary Documents or the Transactions in any court other than a Federal or state court located in the Borough of Manhattan in the City of New York, New York. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

(a) If to CEFL:

Citadel Equity Fund Ltd.

c/o Citadel Limited Partnership

131 South Dearborn Street

Chicago, IL 60603

Attention: Adam Cooper, Esq.

Fax: (312) 267-7444

with a copy (which copy alone shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert C. Schwenkel

                 Thomas P. Vartanian

Fax: (212) 859-4000

(b) If to the Company:

E*TRADE Financial Corporation

135 East 57th Street

New York, NY 10022

Attention: Karl Roessner

                 General Counsel

Fax: (212) 826-2803

with a copy (which copy alone shall not constitute notice):

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: Daniel G. Kelly, Jr.

                 Bruce K. Dallas

Fax: (650) 752-2111

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

6.8 Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement and the Ancillary Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the Transactions and, other than as set forth in Section 6.9, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by CEFL of the Company prior to or after the date hereof shall stop or limit CEFL from exercising any right hereunder or be deemed to be a waiver of any such right. Notwithstanding the foregoing, unless specifically modified pursuant to this Agreement, this Agreement will not affect the rights and obligations of the parties under the Investment Agreement, which shall remain in full force and effect in accordance with its terms.

6.9 Indemnification.

(a) The Company agrees to indemnify and hold harmless CEFL, each Affiliate of CEFL and each officer, director, employee, partner, member, shareholder and agent of CEFL and their Affiliates in their respective capacities as such (the “CEFL Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, judgments, amounts paid in settlement (subject to the penultimate sentence of Section 6.9(g) below) and expenses (including the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Loss”) arising out of or resulting from (i) subject to the provisions set forth in Section 6.9(c) and Section 6.9(d), any inaccuracy in or breach of the representations or warranties made by the Company in this Agreement or any Ancillary Document, (ii) any breach of or failure to comply with the covenants and agreements of the Company or any of its Subsidiaries under this Agreement or any Ancillary Document; or (iii) any action, claim, suit, proceeding or investigation by any Governmental Entity, stockholder or creditor of the Company or any other Person (other than the Company or any CEFL Indemnitee) against or involving a CEFL Indemnitee relating to the execution and delivery of this Agreement and the Ancillary Documents or the performance by the parties of their obligations hereunder and thereunder or the consummation of the Transactions contemplated hereby and thereby, except, with respect to this clause (iii), to the extent it is determined pursuant to a final, non-appealable order of a court with competent jurisdiction that the CEFL Indemnitees’ liability is based on acts of the CEFL Indemnitee constituting fraud, gross negligence, willful misconduct or violations of applicable law.

(b) CEFL agrees to indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, employees and agents in their respective capacities as such (the “Company Indemnitees”), to the fullest extent lawful (i) subject to the provisions set forth in Section 6.9(e), from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by CEFL in this Agreement or any Ancillary Document, and (ii) any breach of or failure to comply with the covenants and agreements of CEFL under this Agreement or any Ancillary Document.

(c) For purposes of the indemnity contained in Section 6.9(a)(i), the Material Adverse Effect and other materiality (or correlative meaning) qualifications included in the representations and warranties contained herein shall have no effect on any provisions in this Section 6.9 concerning the indemnities of the Company or CEFL with respect to such representations and warranties, each of which representations and warranties shall be read as though there were no Material Adverse Effect or other materiality qualification for purposes of such indemnities.

(d) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, the CEFL Indemnitees shall not make a claim against the Company for indemnification under Section 6.9(a)(i) (not including indemnification for breaches of the representations and warranties made by the Company in Section 3.1(e)) for CEFL Losses unless and until the aggregate amount of CEFL Losses under Section 6.9(a)(i) (not including indemnification for breaches of the representations and warranties made by the Company in Section 3.1(e)) exceeds an amount equal to the quotient of (i) the aggregate principal amount of the CEFL Exchanged Notes actually tendered into the Exchange Offer divided by (ii) 15 (the “Deductible”) and then the CEFL Indemnitees shall be entitled to indemnification for all Losses in excess of the Deductible. The aggregate amount of CEFL Losses for which the Company is obligated to indemnify CEFL in respect of claims under Section 6.9(a)(i) shall not exceed an amount equal to the aggregate principal amount of the CEFL Exchanged Notes actually tendered into the Exchange Offer.

(e) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, the Company Indemnitees shall not make a claim against CEFL for indemnification under Section 6.9(b)(i) for Company Losses unless and until the aggregate amount of Company Losses under Section 6.9(b)(i) exceeds the Deductible and then the Company Indemnitees shall be entitled to indemnification for all Losses in excess of the Deductible. The aggregate amount of Company Losses for which CEFL is obligated to indemnify the Company in respect of claims under Section 6.9(b)(i) shall not exceed an amount equal to the aggregate principal amount of the CEFL Exchanged Notes actually tendered into the Exchange Offer.

(f) A party obligated to provide indemnification under this Section 6.9 (an “Indemnifying Party”) shall reimburse the indemnified parties of the other party (the “Indemnified Party”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto. If an Indemnified Party makes a claim under this Section 6.9 for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(g) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.9 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof unless there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall pay such expenses; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(h) The obligations of the Indemnifying Party under this Section 6.9 shall survive the transfer or redemption of the Securities, the Closing and termination of this Agreement, any Ancillary Document and the Transactions. The agreements contained in this Section 6.9 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the continental United States in which any claim subject to this Agreement is brought against any Indemnified Party.

(i) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 6.9 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim, after giving effect to any taxes payable by the Indemnified Party on receipt of any indemnification hereunder with respect to such claim and any tax benefit actually realizable (including deductions) by the Indemnified Party with respect to such claim for tax purposes.

(j) Notwithstanding anything to the contrary in this Section 6.9, if and to the extent any Ancillary Document provides for indemnification with respect to matters for which indemnity is provided by Section 6.9(a) or Section 6.9(b) of this Agreement, the indemnity provisions of such Ancillary Document shall govern and control.

6.10 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and CEFL’s successors and assigns, and no other person and neither party may assign their rights or obligations under this Agreement; provided, that, subject to applicable law, CEFL may assign all or any portion of its rights and obligations under this Agreement to any Affiliate under common control with CEFL’s ultimate parent entity or general partner of CEFL, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “CEFL”); provided, further, that no such assignment shall relieve CEFL of its obligations hereunder.

6.11 Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

6.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect; provided that the economic and legal substance of any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

6.13 Arm’s Length Transactions. This Agreement and the Transactions have been negotiated and entered into by the parties on an arms-length basis, and the Company expressly acknowledges and agrees that neither CEFL nor any of its Affiliates is, or has acted in any capacity as, an advisor to the Company in connection with this Agreement or the Transactions.

6.14 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement or any Ancillary Document, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement or any Ancillary Document was prepared by or at the request of a particular party or its counsel.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto. The first public announcement by the Company regarding the Transactions shall be in substantially the form attached hereto as Exhibit E and shall include all material non-public information which the Company has provided to CEFL or any of its Affiliates, whether in connection with its consideration of this Agreement and the Transactions, or otherwise (to the extent it remains material non-public information at such time), and from and after the date of such public announcement, the Company shall not provide to CEFL or any of its Affiliates any material non-public information concerning the Company without the consent of CEFL. Such announcement shall be made within two Business Days after the execution of this Agreement.

6.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Donald H. Layton
Name:	Donald H. Layton
Title:	Chief Executive Officer and Chairman of the Board

CITADEL EQUITY FUND LTD.

By:	Citadel Advisors LLC, its Portfolio Manager

By:	/s/ Adam C. Cooper
Name:	Adam C. Cooper
Title:	Authorized Signatory

[Signature Page to Exchange Agreement]